Exhibit 2.2

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (this “Agreement”) is entered into this 2nd day of April, 2004, by and among World Fuel Services European Holding Company I, Limited, whose registered office is at First Floor Westminster Tower, 3, Albert Embankment, London SE1 7SP (“Buyer”), and Seefracht A.G., a company formed under the laws of Liberia (“Seefracht”).

RECITALS

The authorized share capital of Tramp Group Limited (“TGL”), a company incorporated under the laws of England and Wales, consists of 1,000,000 ordinary shares of one pound sterling each, 800,000 of which are in issue. Tramp Holdings Limited, a company incorporated under the laws of England and Wales (“THL”), owns 700,000 of the said shares. Seefracht owns the 100,000 shares in TGL not owned by THL (the “Seefracht Shares”). Buyer has agreed to purchase all of the outstanding share capital of THL (the “THL Shares”) from third parties, pursuant to the terms of an agreement to be entered into simultaneously with this agreement.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual covenants, agreements, representations and warranties set forth herein, the parties agree as follows:

1. DEFINITIONS.

“Closing” and “Closing Date” are defined in Section 2.3.

“Lien” means any lien, encumbrance, charge, security interest, restriction (including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership), default, equity, claim, purchase option or third party right of any nature whatsoever.

“Purchase Price” means the sum of GBP 5,087,078 (Pounds Sterling Five Million Eighty-Seven Thousand Seventy-Eight).

“Seefracht’s Solicitors” means Faegre Benson Hobson Audley LLP of 7 Pilgrim Street, London EC4V 6LB.

2. PURCHASE AND SALE.

2.1 Purchase and Sale. In accordance with the provisions of this Agreement, at the Closing, Buyer shall purchase all the Seefracht Shares from Seefracht and Seefracht shall sell and transfer, with full title guarantee, such Seefracht Shares to Buyer. Buyer shall not be obliged to complete the sale and purchase of any of the Seefracht Shares unless the purchase of the THL Shares and the Seefracht Shares is completed simultaneously.

2.2 Payment of Purchase Price at Closing. On or before 6:00 PM London Time on April 5, 2004, Buyer shall pay the Purchase Price to Seefracht’s Solicitors by telegraphic transfer in immediately available funds and such payment shall be in complete satisfaction of Buyer’s obligation to make the relevant payment to Seefracht and Buyer shall not be responsible for seeing how those moneys are applied.

2.3 Closing and Effective Dates. The parties shall consummate the sale and purchase of the Seefracht Shares at a closing (the “Closing”) to be held on April 2, 2004. The date of Closing is referred to herein as the “Closing Date.” The Closing shall take place at such place and time as may be mutually agreed upon by Buyer and Seefracht. The Closing shall be effective on and as of 12:01 A.M. Miami time on the Closing Date.

3. ADDITIONAL AGREEMENTS.

3.1 Transactions and Documents at Closing. At the Closing, subject to payment of the Purchase Price in accordance with this Agreement, Seefracht shall: (i) deliver to Buyer the share certificates representing the Seefracht Shares, and (ii) execute and deliver such instruments of transfer for the Seefracht Shares as shall be customary under English law; in each case as necessary to vest in Buyer good and marketable title to the Seefracht Shares, free of all Liens.

3.2 Further Assurances. Seefracht shall, at any time and from time to time after the Closing Date, upon the request of Buyer, and without further consideration and at its own expense, do, execute, acknowledge, and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, receipts, acknowledgments, acceptances and assurances as may reasonably be required for effectively completing the transfer of the Seefracht Shares, or otherwise to satisfy and perform the obligations of Seefracht hereunder.

3.3 Public Announcements. Seefracht will consult with the Buyer before issuing any press releases or otherwise making any public statement with respect to this Agreement or any of the transactions contemplated hereby and will not issue any such press release or make any such public statement unless the same is satisfactory to Buyer

4. REPRESENTATIONS AND WARRANTIES OF SEEFRACHT.

To induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seefracht represents and warrants to Buyer as follows:

4.1 Organization. Seefracht is a limited liability company duly incorporated and in good standing under the laws of Liberia (“good standing” meaning that Seefracht is current in all required corporate filings). Seefracht is duly qualified in all jurisdictions where the character of the property owned by it or the nature of the business transacted by it makes such license or qualification necessary.

4.2 Title to Seefracht Shares. Seefracht owns, and will own at Closing, the Seefracht Shares free and clear of all Liens. At Closing, Buyer shall receive legal and beneficial ownership of all of the Seefracht Shares free and clear of all Liens.

4.3 Execution; No Inconsistent Agreements; Etc.

(a) The execution and delivery of this Agreement and the performance of the transactions contemplated hereby, have been duly and validly authorized, approved and executed by Seefracht and this Agreement is a valid and binding agreement of Seefracht enforceable against Seefracht in accordance with its terms.

(b) The execution and delivery of this Agreement by Seefracht does not, and the consummation of the transactions contemplated hereby will not, constitute: (i) a breach or violation of the charter, by-laws or other governing document of Seefracht, or (ii) a default under any of the terms, conditions or provisions of (or an act or omission that would give rise to any right of termination, cancellation or acceleration under) any material note, bond, mortgage, lease, indenture, agreement or obligation to which Seefracht is a party or to which it is subject, or by which it may be bound, or (iii) a violation of any foreign or domestic law, regulation, ordinance, order, license, permit, rule, injunction or other restriction or ruling of any government, court or administrative or governmental agency or body applicable to Seefracht.

5. REPRESENTATIONS AND WARRANTIES OF BUYER.

To induce Seefracht to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer represents and warrants to Seefracht as follows:

5.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of England and Wales with its registered office in England. Buyer is duly qualified in all jurisdictions where the character of the property owned by it or the nature of the business transacted by it makes such license or qualification necessary.

5.2 Execution; No Inconsistent Agreements; Etc.

(a) The execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly and validly authorized and approved by Buyer and this Agreement is a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.

(b) The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby will not, constitute: (i) a breach or violation of the charter or by-laws of Buyer, or (ii) a default under any of the terms, conditions or provisions of (or an act or omission that would give rise to any right of termination, cancellation or acceleration under) any material note, bond, mortgage, lease, indenture, agreement or obligation to which Buyer or any of its subsidiaries is a party, pursuant to which any of them otherwise receives benefits, or by which any of their properties may be bound, or (iii) a violation of any foreign or domestic law, regulation, ordinance, order, license, permit, rule, injunction or other restriction or ruling of any government, court or administrative or governmental agency or body applicable to Buyer or any of its subsidiaries.

6. MISCELLANEOUS.

6.1 Notices.

All notices, requests, demands, or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon receipt if delivered in person, or by facsimile (with confirmation of transmission) or by overnight courier, or upon the expiration of seven (7) days after the date of posting if mailed by registered or certified mail, postage prepaid, to the parties at the following addresses:

(i)	If to Buyer:	World Fuel Services Corporation
9800 N.W. 41st Street
Suite 400
Miami, Florida 33178
Attn: R. Alexander Lake, Esq., General Counsel
Facsimile: (305) 392-5645

	with a copy to:	Shutts & Bowen LLP
1500 Miami Center
201 S. Biscayne Boulevard
Miami, Florida 33131
Attn: Luis A. de Armas, P.A.
Facsimile: (305) 381-9982

(ii)	If to Seefracht:	Seefracht A.G.
9 Avenue Massenet
1228 Plan les Ouates
Geneva
Switzerland
Attn: Guy Higson
Facsimile: +41 22301 5764

	with a copy to:	Faegre Benson Hobson Audley LLP
7 Pilgrim Street
London EC4V6LB
Attn: Max Audley
Facsimile: +44 (0)20 7450 4545

Any party may change the address to which notices, requests, demands or other communications to such party shall be delivered or mailed by giving notice thereof to the other parties hereto in the manner provided herein.

6.2 Survival. The representations, warranties, agreements and indemnifications of the parties contained in this Agreement shall survive any investigation heretofore or hereafter made by the parties and the consummation of the transactions contemplated herein and shall continue in full force and effect after the Closing Date.

6.3 Counterparts; Entire Agreement; Etc. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. The facsimile transmission of a signed signature page, by one party to the other, shall constitute valid execution and acceptance of this Agreement by the signing/transmitting party. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and this Agreement contains the sole and entire agreement among the parties with respect to the matters covered hereby, except for the confidentiality agreements between the parties. This Agreement shall not be altered or amended except by an instrument in writing signed by or on behalf of all of the parties hereto. No ambiguity in any provision hereof shall be construed against a party by reason of the fact it was drafted by such party or its counsel. References to “including” means including without limiting the generality of any description preceding such term. For purposes of this Agreement: “herein,” “hereby,” “hereunder,” “herewith,” “hereafter” and “hereinafter” refer to this Agreement in its entirety, and not to any particular section, subsection, subclause or paragraph.

6.4 Governing Law. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of England. Each of the parties hereby irrevocably submits to the non-exclusive jurisdiction of the English courts.

6.5 Successors and Assigns; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, permitted assigns and successors. No party hereto may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any wholly-owned subsidiary of World Fuel Services Corporation. In the event that Buyer assigns any of its rights under this Agreement in accordance with the previous sentence, Buyer shall not be relieved of any of its obligations hereunder by virtue of such assignment. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

6.6 Partial Invalidity and Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable law and are intended to be limited to the extent necessary to render this Agreement legal, valid and enforceable. If any terms of this Agreement not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court or arbitration panel of competent jurisdiction, it is the intention of the parties that the remaining terms hereof shall constitute their agreement with respect to the subject matter hereof and all such remaining terms shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision.

6.7 Waiver. Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, but only if such waiver is evidenced by a writing signed by such party. No failure on the part of a party hereto to exercise, and no delay in exercising, any right, power or remedy created hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any such party preclude any other future exercise thereof or the exercise of any other right, power or remedy. No waiver by either party hereto to any breach of or default in any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof.

6.8 Headings. The headings as to contents of particular paragraphs of this Agreement are inserted for convenience only and shall not be construed as a part of this Agreement or as a limitation on the scope of any terms or provisions of this Agreement.

6.9 Expenses. Except as otherwise expressly provided herein, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Buyer or Seefracht as each party incurs such expenses. Seefracht shall pay all legal costs and expenses payable to counsel for Seefracht in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby.

6.10 Gender. Where the context requires, the use of the singular form herein shall include the plural, the use of the plural shall include the singular, and the use of any gender shall include any and all genders.

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IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be duly executed by their duly authorized officers as of the day and year first above written.

BUYER:

WORLD FUEL SERVICES EUROPEAN HOLDING COMPANY I, LIMITED

By:	/s/ Robert S. Tocci
Title:

SEEFRACHT:

/s/ Thomas Guy Stuart Higson

Director duly authorized for and on behalf of
SEEFRACHT A.G.